Exhibit 99.1

30 Shelter Rock Road	Danbury, CT 06810	Tel: (203) 797-2699	Fax: (203) 797-2697

Electro Energy, Inc. Announces Receipt of
NASDAQ Deficiency Notice and Subsequent Notice of Full Compliance

DANBURY, CT, June 29, 2007 — Electro Energy, Inc. (NASDAQ: EEEI), a leading provider of advanced battery technologies and associated systems, today reported that it received a NASDAQ Staff Deficiency Letter on June 22, 2007, indicating that the Company no longer complies with NASDAQ’s audit committee requirements as set forth in Marketplace Rule 4350 as a result of a vacancy on the Audit Committee created by the recent resignation of Mr. Joseph Engelberger from the Company’s Board of Directors and Audit Committee. The Company has a cure period until the earlier of the Company’s next annual shareholders’ meeting or June 15, 2008 to comply with the requirements of the NASDAQ rule.

The letter was received following the Company’s notification to the NASDAQ Stock Market on June 19, 2007, of the vacancy created by Mr. Engelberger’s resignation.

On June 25, 2007 the Company appointed Dr. Robert Hamlen to fill the vacancy on its Audit Committee. On June 27, 2007, the Company received a letter from NASDAQ indicating that the Company is in full compliance with Marketplace Rule 4350(d)(2) as a result of Dr. Hamlen’s appointment. Dr. Hamlen has served as a director of the Company since 2005. The Board has determined that Dr. Hamlen qualifies as an “independent director” as defined in Rule 4200(a)(15) of the NASD and Rule 10A-3(b)(1) of the Securities and Exchange Act of 1934, as amended. The Board determined that Dr. Hamlen is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement.

About Electro Energy

Electro Energy, Inc., headquartered in Danbury, Connecticut, was founded in 1992 to develop, manufacture and commercialize high-powered, rechargeable bipolar wafer cell nickel-metal hydride batteries for use in a wide range of applications. Its Colorado Springs operation supplies aerospace-grade high quality nickel cadmium batteries and components for satellites, aircraft and other specialty applications. EEEI is also developing high power lithium rechargeable batteries utilizing the Company’s proprietary bipolar wafer cell design. EEEI has recently acquired significant manufacturing assets near Gainesville, Fla., to accelerate commercialization of its battery technology. For further information, please visit www.electroenergyinc.com.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of experimental studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of Electro Energy Inc.‘s Securities and Exchange Commission filings available at http://www.sec.gov.

Contact:
Timothy E. Coyne
203-797-2699